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                                                          Exhibit 23.1



                         Independent Auditors' Consent


The Board of Directors of
Keryx Biopharmaceuticals, Inc.




We consent to the use of our report incorporated by reference in the Registration Statement on Form S-3, dated December 12, 2003, of our report dated March 26, 2003, with respect to the consolidated balance sheets of Keryx Biopharmaceuticals, Inc. as of December 31, 2002 and 2001, and the related statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002 and the development stage period, which report appears in the December 31, 2002 Annual Report on Form 10-K filed on March 31, 2003 and to the reference to our firm under the heading "Experts" in the prospectus included as a part of such Registration Statement.



Somekh Chaikin
Certified Public Accountants (Isr.)
A member firm of KPMG International


Jerusalem, Israel
December 12, 2003